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                                                                   Exhibit 10.40


February 3, 2000


SONUS Pharmaceuticals, Inc.                 VIA Telefax: (425) 489-0626
22026 20th Avenue, S.E., Suite 102          VIA Federal Express
Bothell, Washington 98021

Attention: Michael Martino, President and CEO

Dear Mike:

     This letter is in response to your letter dated February 2, 2000 proposing modifications to certain agreements between Abbott and Sonus. We incorporated many of your requested revisions to our proposal of earlier today and are responding with the following counter-proposal. This counter-proposal is presented in an effort to resolve a number of disputes between Abbott and Sonus.

U.S. MARKETING AGREEMENT

1. Our counter-proposal serves to modify and amend the terms of: (a) the Agreement between Abbott Laboratories ("Abbott") and SONUS Pharmaceuticals, Inc. ("Sonus") dated May 14, 1996, as amended by the First Amendment to Agreement dated January 31, 1999 whereby Sonus granted to Abbott certain rights to EchoGen(R) (the "Product"), and the accompanying Trademark License Agreement dated May 14, 1996 and the letter agreement dated May 14, 1996 (together, the "Marketing Agreement"); and (b) the Securities Purchase Agreement dated January 31, 1999 (the "Securities Purchase Agreement, and together with the Marketing Agreement, the "Agreements").

2. Notwithstanding the terms of the Agreements with respect to payment or accrual of milestone payments, Abbott shall have until March 31, 2000 to review all data with respect to the Product and, if applicable, the FDA approval package for the Product. During the period of time beginning on the date of this letter until March 31, 2000 ("Option Period"), Abbott shall have no obligation to make any milestone payments or begin marketing or sales activities for the Product and no milestone payments shall accrue during the Option Period.

3. Abbott shall have the option, exercisable in its sole discretion by providing written notice to Sonus on or before March 31, 2000, either to: (a) terminate the Marketing Agreement, effective immediately, without cause and to surrender all rights to the Product to Sonus, with no obligation to make any milestone payments, whether or not accrued, or other future payments to Sonus; or (b) negotiate in good faith to amend and restate the Marketing Agreement and execute such amended and restated Marketing Agreement by

* Confidential portions omitted and
  filed separately with the SEC.

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April 30, 2000 to provide for a commercial arrangement mutually acceptable to both Sonus and Abbott. Until such time as the Marketing Agreement is amended and restated as set forth in paragraph 3(b), Abbott shall have no obligation to make any milestone payments, whether or not accrued, or other future payments or to market or sell the Product and no milestone payments shall accrue during the Option Period.

4. In the event that an amended and restated Marketing Agreement is not executed on or prior to April 30, 2000, the Marketing Agreement shall terminate on April 30, 2000, with no obligation to make any milestone payments, whether or not accrued, or other future payments to Sonus.

5. In the event that either: (a) Abbott elects to terminate the Marketing Agreement pursuant to paragraph 3(a); or (b) the Marketing Agreement is terminated pursuant to paragraph 4, then Abbott shall transfer to Sonus training, marketing and sales materials and information relating to the marketing, sale and distribution of the Product at no further cost to Sonus.

DEVELOPMENT AND SUPPLY AGREEMENT

6. With respect to the QW3600 Contrast Agent Development and Supply Agreement dated May 6, 1993, as amended by: (a) an Amendment dated August 22, 1995; (b) Amendment 1 dated May 29, 1999; and (c) Amendment 2 dated May 15, 1997 (together, the "Supply Agreement"), Abbott and Sonus shall use their good faith reasonable best efforts to negotiate and execute an amended and restated Supply Agreement on or before March 31, 2000.

7.   Abbott will agree to develop and manufacture the Product *

8. Notwithstanding the foregoing or the terms of the Supply Agreement, in the event that Abbott terminates the Marketing Agreement pursuant to paragraph 3(a) above or the Marketing Agreement terminates pursuant to paragraph 4, Abbott shall manufacture the Product for a period of up to two (2) years following FDA approval of the Product, but in no event later than July 1, 2002 (the "Manufacturing Period"), unless Abbott and Sonus agree in writing to mutually acceptable terms under which Abbott would continue to manufacture the Product. After the Manufacturing Period, the Supply Agreement shall no longer be in force and effect and Abbott shall have no obligation to manufacture the Product for Sonus. During the Manufacturing Period, Abbott shall assist in the transfer of manufacturing processes and data to Sonus or a third party selected by Sonus to manufacture the Product.

9.   Beginning on the date of execution of this letter and until the earlier of:
(a) two (2) years following FDA approval; or (b) July 1, 2002, Abbott shall use reasonable commercial efforts to manufacture Product in accordance with the terms of the Supply Agreement. Abbott will consult with Sonus and allow Sonus reasonable access to manufacturing records and personnel for purposes of complying with the Product regulatory approval process in accordance with the terms of the Supply Agreement.

Except as set forth in this letter, all rights and obligations of Abbott and Sonus shall remain in effect.

* Confidential portions omitted and
  filed separately with the SEC.

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If you are in agreement with the foregoing, please so indicate by executing two
(2) copies of this letter in the space provided below. Please fax a signed copy and return one original via Federal Express. Your signature below shall constitute an affirmation that all requisite approvals necessary have been obtained to execute this letter which shall constitute a binding agreement between the parties. Abbott hereby confirms that it has received any and all corporate authorizations to execute and deliver this letter.

Sincerely,

/s/ Richard A. Gonzalez
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Richard A. Gonzalez
President, Hospital Products Division
Abbott Laboratories


Accepted and agreed:

/s/ Michael Martino
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Michael Martino
President & CEO
Sonus Pharmaceuticals, Inc.




* Confidential portions omitted and
  filed separately with the SEC.